West Coast Community Bancorp Announces Earnings for the
Third Quarter of 2026

SANTA CRUZ, Calif. – Oct. 27, 2026 (GLOBE NEWSWIRE) -- West Coast Community Bancorp (Nasdaq: WCCB) ("Bancorp" or the "Company"), the parent company of West Coast Community Bank (the “Bank”), announced unaudited net income for the quarter ended September 30, 2026, of $16.7 million, compared to $12.2 million for the second quarter of 2026, representing an increase of 37.7%. Net income was $43.9 million and $36.7 million for the nine months ended September 30, 2026, and 2025, respectively, representing an increase of 19.7%. Diluted earnings per share (“EPS”) for the third quarter of 2026 were $1.59 compared to $1.16 for the second quarter of 2026. Diluted EPS was $4.17 and $3.45 for the nine months ended September 30, 2026, and 2025, respectively.

Earnings for the third quarter of 2026 reflected higher net interest income stemming from growth in all categories of average interest-earning assets, including growth in loans, as well as the recognition of a $920 thousand income tax benefit associated with the Bank's purchase of renewable energy tax credits at a discount during the third quarter. This income tax benefit increased both basic and diluted EPS by approximately $0.09 during the three and nine months ended September 30, 2026. Earnings for the third quarter also benefited from the absence of $1.8 million of accelerated purchase discount accretion, which was recorded in the second quarter of 2026, and was associated with the redemption of higher-cost subordinated debentures assumed in the merger with 1st Capital Bancorp in 2024 ("sub debt redemption"). The sub debt redemption reduced both basic and diluted EPS by approximately $0.12 during the second quarter as well as for the nine months ended September 30, 2026.

"We delivered record quarterly earnings, marked by higher net interest income driven by solid loan growth – particularly by our San Luis Obispo County team – and overall higher average interest-earning assets funded through healthy deposit growth during the quarter,” said Krista Snelling, Chairman and Chief Executive Officer of West Coast Community Bancorp. "This quarter saw tremendous momentum across the business, including our expansion into Silicon Valley and the Peninsula and our Nasdaq listing. We continue to execute on our strategic priorities and growth initiatives, such as hiring our Private Banking team and opening new branches."

As previously announced on October 19, 2026, the Bancorp Board of Directors declared a quarterly cash dividend of $0.29 per common share, reflecting a $0.04 per share increase over the previous quarterly dividend. This dividend is payable on or about November 6, 2026, to shareholders of record as of November 2, 2026. “Increasing the dividend reflects the strength of our business, the confidence of our Board in our capacity for future growth and a commitment to rewarding our shareholders,” added Snelling.

Financial Highlights

	As of or for the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Selected Financial Data
Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Net interest margin	5.18%	4.90%	5.26%	5.06%	5.27%
Taxable equivalent net interest margin (a)	5.20%	4.92%	5.28%	5.08%	5.29%
Cost of funds (b)	1.31%	1.59%	1.37%	1.39%	1.37%
Efficiency ratio (c)	42.31%	46.24%	43.13%	43.97%	44.88%
Return on:
Average assets	2.21%	1.69%	1.73%	2.01%	1.82%
Average equity	16.44%	12.32%	13.16%	14.84%	13.89%
Average tangible equity (d)	20.20%	15.47%	17.05%	18.47%	18.17%
Allowance for credit losses on loans / gross loans	1.57%	1.55%	1.74%
Noninterest-bearing deposits to total deposits	39.00%	39.74%	43.46%
Gross loan-to-deposit ratio	91.46%	90.04%	87.32%
Percent growth in loans	2.89%	2.35%	0.82%	7.57%	4.01%
Percent growth in deposits	1.29%	1.96%	7.79%	3.15%	5.44%

Capital Ratios
Tier 1 leverage ratio	12.07%	12.11%	11.37%
Common equity tier 1 risk-based capital ratio	13.33%	13.22%	12.93%
Tier 1 risk-based capital ratio	13.33%	13.22%	12.93%
Total risk-based capital ratio	14.59%	14.47%	14.65%
Tangible common equity ratio (e)	11.69%	11.67%	10.95%

Share and Per Share Data
Basic earnings per share ("EPS")	$1.61	$1.17	$1.15	$4.23	$3.49
Diluted EPS	$1.59	$1.16	$1.14	$4.17	$3.45
Book value per share	$38.25	$37.90	$34.97
Tangible book value per share (f)	$32.46	$32.01	$28.81

(a) Net interest margin is calculated by dividing annualized taxable equivalent net interest income, a non-GAAP measure, by period average interest-earning assets. Interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the federal statutory rate of 21 percent. Please see "Non-GAAP Financial Measures" below.
(b) Cost of funds is computed by dividing annualized interest expense by the sum of period average deposits and borrowings.
(c) Efficiency ratio, a non-GAAP measure, equals total noninterest expenses divided by the sum of net interest income and noninterest income. Please see "Non-GAAP Financial Measures" below.
(d) Return on average tangible equity, a non-GAAP measure, is calculated by dividing annualized net income (adjusted for the after-tax amortization of intangible assets) by average tangible equity for the period. Tangible common equity is defined in note (f) below. In this release we also may refer to tangible common equity as tangible equity. Please see "Non-GAAP Financial Measures" below.
(e) Tangible common equity ratio, a non-GAAP measure, is calculated by dividing tangible common equity, as defined in note (f) below, by assets less goodwill and other intangible assets. Please see "Non-GAAP Financial Measures" below.
(f) Tangible common equity, a non-GAAP measure, equals total shareholders' equity less goodwill and other intangible assets. Tangible book value per share, a non-GAAP measure, divides tangible common equity by the number of shares outstanding at the period end. Please see "Non-GAAP Financial Measures" below.

▪Total loans, net of unaccreted purchase discount and deferred fees and costs, were $2.34 billion at September 30, 2026, compared to $2.27 billion at June 30, 2026, representing an increase of $65.6 million, or 2.9%. Loan growth was most notable in revolving commercial lines, especially in agriculture-related businesses sourced from our San Luis Obispo County team.

▪Taxable equivalent net interest margin, a non-GAAP measure, was 5.20% and 4.92% for the quarters ended September 30, 2026, and June 30, 2026, respectively. The quarter-over-quarter increase is largely attributed to the absence of the sub debt redemption that occurred in the second quarter of 2026. Excluding the impact of sub debt redemption, the adjusted taxable equivalent net interest margin, a non-GAAP measure, was 5.19% for the second quarter of 2026. Please see “Non-GAAP Financial Measures" below.

▪The cost of funds was 1.31% and 1.59% for the quarters ended September 30, 2026, and June 30, 2026, respectively. The quarter-over-quarter decrease in the cost of funds is attributed to the absence of the sub debt redemption that occurred in the second quarter. Excluding the impact of the sub debt redemption, the adjusted cost of funds, a non-GAAP measure, was approximately 1.29% for the second quarter of 2026. Please see “Non-GAAP Financial Measures" below.

▪The efficiency ratio, a non-GAAP measure, was 42.31% and 46.24% for the quarters ended September 30, 2026, and June 30, 2026, respectively. The decrease in the efficiency ratio for the third quarter of 2026 is largely attributed to the absence of $1.8 million in accelerated accretion associated with the sub debt redemption in the second quarter, as well as higher net interest income in the third quarter driven by growth in average interest-earning assets. Excluding the impact of the sub debt redemption, the adjusted efficiency ratio, a non-GAAP measure, was 42.31% and 43.91% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Please see "Non-GAAP Financial Measures" below.

▪Return on average assets (“ROAA”) was 2.21% and 1.69% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Excluding the benefit on the purchase of transferable renewable energy tax credits in the third quarter and the impact of accelerated accretion on the sub debt redemption that occurred in the second quarter, adjusted ROAA, a non-GAAP measure, was 2.08% and 1.87% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Please see "Non-GAAP Financial Measures" below.

▪Return on average equity ("ROAE") was 16.44% and 12.32% for the quarters ended September 30, 2026, and June 30, 2026, respectively. ROAE was favorably impacted in the third quarter by the absence of accelerated accretion on the sub debt redemption that occurred in the second quarter and the benefit on the purchase of transferable renewable energy tax credits. Excluding these items, adjusted ROAE, a non-GAAP measure, was 15.53% and 13.62% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Please see "Non-GAAP Financial Measures" below.

▪Return on average tangible equity (“ROATE”), a non-GAAP measure, was 20.20% and 15.47% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Excluding the benefit on the purchase of transferable renewable energy tax credits in the third quarter and accelerated accretion on the sub debt redemption that occurred in the second quarter, adjusted ROATE, a non-GAAP measure, was 19.13% and 17.01% for the quarters ended September 30, 2026, and June 30, 2026, respectively. Please see "Non-GAAP Financial Measures" below.

•Total provision for credit losses on loans and unfunded loan commitments was $7 thousand for the third quarter of 2026, compared to a provision for credit losses of $1.5 million for the second quarter. The quarter-over-quarter decrease is largely attributed to the full recovery of a previously substantially charged-off loan in the amount of $1.2 million, favorable changes in economic forecasts and qualitative factors used in the allowance for credit losses (“ACL”) model. These were partially offset by the impact of loan growth and the change in the mix of loans during the quarter as well as an increase in the allowance for certain individually evaluated loans.

▪Total assets were $2.98 billion at September 30, 2026, compared to $2.95 billion at June 30, 2026, representing an increase of $38.4 million, or 1.3%, from June 30, 2026. The quarter-over-quarter increase in total assets is largely attributed to a $65.6 million increase in total loans.

▪Total deposits were $2.56 billion at September 30, 2026, compared to $2.52 billion at June 30, 2026, representing an increase of $32.5 million, or 1.3%, from June 30, 2026. The increase in deposits during the third quarter was largely driven by the establishment of new client relationships.

▪Bancorp’s regulatory capital ratios exceeded applicable minimum capital adequacy requirements, and the Bank continued to meet the regulatory capital thresholds necessary to be categorized as well capitalized under the prompt corrective action framework. Bancorp’s total risk-based capital ratio was 14.59% and 14.47% at September 30, 2026, and June 30, 2026, respectively. The tangible common equity ratio, a non-GAAP measure, was 11.69% and 11.67% at September 30, 2026, and June 30, 2026, respectively. Please see "Non-GAAP Financial Measures" below.

▪Tangible book value per share, a non-GAAP measure, was $32.46 and $32.01 at September 30, 2026, and June 30, 2026, respectively. Please also see "Non-GAAP Financial Measures" below.

•Primary liquidity ratio, defined as cash and cash equivalents, deposits held in other banks and unpledged available for sale (“AFS”) securities as a percentage of total assets, was 11.7% and 13.0% at September 30, 2026, and June 30, 2026, respectively.

Net Interest Income and Net Interest Margin

Net interest income was $37.1 million for the third quarter of 2026, representing an increase of $4.0 million, or 12.0%, from $33.1 million for the second quarter of 2026. The quarter-over-quarter increase in net interest income is attributed to growth in average interest-earning assets during the third quarter and the absence of $1.8 million in accelerated accretion associated with the sub debt redemption that occurred in the second quarter. The increase in interest-earning assets is attributed to growth in loan balances during the quarter as well as higher average balances of investment securities and interest-earning cash. These increases were funded in part by higher average deposit balances during the quarter.

The taxable equivalent net interest margin, a non-GAAP measure, was 5.20% for the third quarter of 2026, compared to 4.92% for the second quarter, or 5.19%, on an adjusted basis when excluding the impact of the sub debt redemption, a non-GAAP measure. The modest quarter-over-quarter increase in the adjusted taxable equivalent net interest margin can be attributed to slightly higher overall yields on average interest-earning assets, including a seven-basis-point increase in the average yield on loans during the third quarter. This was partially offset by a slight increase in the adjusted cost of funds, a non-GAAP measure, during the third quarter that can be attributed to growth in money market deposits, coupled with slightly higher overall rates on deposits during the third quarter. The cost of funds for the third quarter of 2026 was 1.31%, compared to 1.59% for the second quarter, or 1.29% on an adjusted basis when excluding the impact of the sub debt redemption in the second quarter, a non-GAAP measure. Please see "Non-GAAP Financial Measures" below.

The following tables compare interest income, average interest-earning assets, interest expense, average interest-bearing liabilities, net interest income, net interest margin and cost of funds for each period presented:

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest Income / Expense	Avg Yield / Cost	Average Balance	Interest Income / Expense	Avg Yield / Cost	Average Balance	Interest Income / Expense	Avg Yield / Cost
	(Dollars in thousands)
ASSETS
Interest-earning cash	$149,017	$1,386	3.69%	$98,211	$893	3.65%	$116,056	$1,284	4.39%
Investment securities (1)	394,507	3,797	3.82%	382,863	3,530	3.70%	385,235	3,374	3.47%
Loans (1) (2)	2,300,973	40,659	7.01%	2,233,133	38,631	6.94%	2,109,593	38,356	7.21%
Total interest-earning assets (1)	2,844,497	45,842	6.39%	2,714,207	43,054	6.36%	2,610,884	43,014	6.54%
Noninterest-earning assets	167,307			165,372			161,773
Total assets	$3,011,804			$2,879,579			$2,772,657

LIABILITIES
Interest-bearing demand deposits	$243,538	606	0.99%	$247,226	571	0.93%	$248,684	665	1.06%
Money market deposits	1,030,064	6,762	2.60%	945,898	6,043	2.56%	785,520	5,787	2.92%
Savings deposits	170,096	365	0.85%	160,143	306	0.77%	181,256	441	0.97%
Time certificates of deposits	136,962	819	2.37%	139,526	844	2.43%	152,992	1,125	2.92%
Subordinated debt	—	—	—%	7,794	1,991	102.46%	11,052	229	8.22%
Total interest-bearing liabilities	1,580,660	8,552	2.15%	1,500,587	9,755	2.61%	1,379,504	8,247	2.37%
Noninterest-bearing deposits	999,936			959,162			1,008,555
Noninterest-bearing liabilities	27,110			23,876			20,913
Total liabilities	2,607,706			2,483,625			2,408,972

EQUITY	404,098			395,954			363,685
Total liabilities and equity	$3,011,804			$2,879,579			$2,772,657

Taxable equivalent net interest income and margin (1)		$37,290	5.20%		$33,299	4.92%		$34,767	5.28%
GAAP net interest income and margin		$37,110	5.18%		$33,138	4.90%		$34,634	5.26%
Cost of funds			1.31%			1.59%			1.37%
(1) Interest income on investment securities, interest income on loans, net interest income and net interest margin are presented here on a taxable equivalent basis, using the statutory federal income tax rate of 21 percent, and are non-GAAP financial measures. Please see "Non-GAAP Financial Measures" below.
(2) Average balances on loans outstanding include nonaccrual loans, unamortized net deferred loan fees/costs and unaccreted purchase discount on acquired loans. The amortization of net loan origination fees and accretion of purchase discount on acquired loans are included in interest income on loans.

	For the Nine Months Ended
	September 30, 2026			September 30, 2025
	Average Balance	Interest Income / Expense	Avg Yield / Cost	Average Balance	Interest Income / Expense	Avg Yield / Cost
	(Dollars in thousands)
ASSETS
Interest-earning cash	$132,851	$3,646	3.67%	$52,920	$1,734	4.38%
Investment securities (1)	388,635	10,802	3.72%	381,978	9,819	3.44%
Loans (1) (2)	2,237,480	116,423	6.96%	2,096,800	112,354	7.16%
Total interest-earning assets (1)	2,758,966	130,871	6.34%	2,531,698	123,907	6.54%
Noninterest-earning assets	162,760			162,157
Total assets	$2,921,726			$2,693,855

LIABILITIES
Interest-bearing demand deposits	$247,187	1,750	0.95%	$251,187	1,951	1.04%
Money market deposits	967,283	18,549	2.56%	736,528	15,660	2.84%
Savings deposits	166,115	1,017	0.82%	174,706	1,127	0.86%
Time certificates of deposits	140,819	2,590	2.46%	159,616	3,699	3.10%
Short-term borrowings	—	—	—%	12,317	412	4.47%
Subordinated debt	5,175	2,155	55.68%	11,293	860	10.18%
Total interest-bearing liabilities	1,526,579	26,061	2.28%	1,345,647	23,709	2.36%
Noninterest-bearing deposits	975,278			972,525
Noninterest-bearing liabilities	24,580			22,776
Total liabilities	2,526,437			2,340,948

EQUITY	395,289			352,907
Total liabilities and equity	$2,921,726			$2,693,855

Taxable equivalent net interest income and margin (1)		$104,810	5.08%		$100,198	5.29%
GAAP net interest income		$104,330	5.06%		$99,786	5.27%
Cost of funds			1.39%			1.37%
(1) Interest income on investment securities, interest income on loans, net interest income and net interest margin are presented here on a taxable equivalent basis, using the statutory federal income tax rate of 21 percent, and are non-GAAP financial measures. Please see "Non-GAAP Financial Measures" below.
(2) Average balances on loans outstanding include nonaccrual loans, unamortized net deferred loan fees/costs and unaccreted purchase discount on acquired loans. The amortization of net loan origination fees and accretion of purchase discount on acquired loans are included in interest income on loans.

Noninterest Income

Noninterest income for the third quarter of 2026 was $1.3 million, compared to $1.2 million for the second quarter of 2026. The quarter-over-quarter increase is largely attributed to a $153 thousand special dividend that was received on our holdings of FHLB of San Francisco stock during the third quarter.

Noninterest Expense

Noninterest expense for the third quarter of 2026 was $16.3 million, compared to $15.9 million for the second quarter of 2026. The quarter-over-quarter increase is largely attributed to increases in data and item processing costs, professional fees and various other miscellaneous expenses, partially offset by a decrease in salaries and employee benefits. The increase in data and item processing costs during the third quarter is primarily associated with the absence of one-time credits received from our core system processor that were utilized in the second quarter. The increase in professional fees can be attributed to expenses incurred related to Bancorp becoming an SEC registrant and a Nasdaq-listed company in the third quarter, as well as various other expenses associated with regular third-party credit reviews and other consulting fees. The decline in salaries and employee benefits during the quarter was primarily associated with the absence of expense associated with annual director stock grants that occurred in the second quarter, as well as increased compensation deferrals attributed to successful loan originations during the third quarter.

Investment Portfolio
Securities issued by U.S. government-sponsored agencies, U.S. Treasury bonds and Small Business Administration ("SBA") securities accounted for 52%, 26% and 1%, respectively, of the investment portfolio as of September 30, 2026. These securities carry explicit or implicit credit guarantees from the U.S. government and thus present minimal credit or liquidity risk. Municipal bonds, corporate bonds and private-label collateralized mortgage obligations/asset-backed instruments represent 17%, 2% and 2% of the carrying value of the portfolio, respectively, as of September 30, 2026.
The investment portfolio totaled $377.9 million at September 30, 2026, compared to $388.1 million at June 30, 2026. The decrease in the investment portfolio from June 30, 2026, was primarily due to an increase in unrealized losses on AFS securities of $14.8 million, stemming from a rise in intermediate-term interest rates during the period, and maturities, paydowns and sales during the third quarter totaling $16.0 million, partially offset by purchases of U.S. Treasury securities, totaling $19.9 million. The investment portfolio had an effective duration of 3.8 years as of September 30, 2026, and June 30, 2026.
Net unrealized losses on AFS securities were $23.8 million, or $16.8 million after-tax, at September 30, 2026, compared to $9.0 million, or $6.3 million after-tax, at June 30, 2026.
Loans and Asset Quality
Total loans, net of unaccreted purchase discount and deferred fees and costs, increased $65.6 million, or 2.9%, from June 30, 2026. Loan growth during the third quarter of 2026 was largely attributed to increases in revolving commercial lines, which grew by $66.4 million during the quarter. This increase was primarily attributed to agriculture-related lending by the Bank's San Luis Obispo County team. New loan commitments originated during the third quarter were $199.1 million, driven by $86.8 million in new commercial and industrial (“C&I”) commitments and $57.9 million in new commercial real estate (“CRE”) loan commitments.

Nonaccrual loans of $11.9 million accounted for 0.51% of total loans at September 30, 2026, compared to $11.4 million, or 0.50%, of total loans at June 30, 2026. At September 30, 2026, nonaccrual loans included a $5.8 million hotel relationship, consisting of two loans, of which one has an SBA guarantee of approximately $3.7 million. Other nonaccrual loans at September 30, 2026, consisted primarily of SBA-related credits totaling $4.7 million that contained SBA guarantees of approximately $4.0 million, and two CRE loans totaling approximately $1.4 million. At September 30, 2026, government guarantees of $7.8 million reduced net credit exposure on nonaccrual loans to approximately $4.1 million.

Accruing loans past due 30-89 days totaled $2.3 million at September 30, 2026, an increase from $1.2 million at June 30, 2026. The balance of accruing loans past due 30-89 days primarily reflects a $1.9 million substandard CRE loan that is secured by a mixed-use property. There were no loans more than 90 days past due still accruing as of September 30, 2026, or June 30, 2026.

The ACL on loans was $36.6 million at September 30, 2026, or 1.57%, of total loans, compared to $35.1 million at June 30, 2026, or 1.55%, of total loans. The increase in the ACL during the third quarter is attributed to several factors including organic loan growth and changes in portfolio mix which increased the ACL by approximately $1.5 million, and a $1.2 million increase in the ACL for certain individually evaluated loans. These increases were partially offset by lower pooled reserve rates reflecting improvements in the economic forecast as well as improvements in certain qualitative factors used in the ACL model. The provision for credit losses on loans was $275 thousand for the third quarter of 2026, compared to $1.4 million in the second quarter of 2026. The quarter-over-quarter decrease in the provision is largely attributed to the factors just discussed in addition to the full recovery, upon payoff, of a previously substantially charged-off loan in the amount of $1.2 million that occurred in the third quarter.

The Bank recorded net recoveries for the third quarter of 2026 of $1.2 million. Net recoveries for the quarter were largely attributed to the full recovery previously discussed.

The ACL for unfunded commitments, recorded in other liabilities, was $2.6 million, or 0.38% of unfunded credit commitments at September 30, 2026, compared to $2.9 million, or 0.42%, at June 30, 2026. The decrease in the ACL for unfunded commitments reflected, in part, higher utilization of commercial lines, which reduced unfunded commitments, and lower reserve rates consistent with improvements in the qualitative factors used to determine the ACL for funded loans. Total unfunded commitments decreased by approximately $6.3 million during the third quarter to $675.0 million as of September 30, 2026.

The following table summarizes the composition of the Bank’s loan portfolio as of the dates indicated:

	As of			Change % vs.
	September 30,	June 30,	September 30,	June 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands)
SBA and business and industry loans	$162,956	$168,665	$177,493	(3.4)%	(8.2)%
Commercial term loans	129,720	128,542	123,755	0.9%	4.8%
Revolving commercial lines	282,692	216,275	168,864	30.7%	67.4%
Asset-based lines of credit	54,343	49,926	45,117	8.8%	20.4%
Construction loans	254,825	262,513	246,774	(2.9)%	3.3%
Commercial real estate loans	1,420,402	1,413,772	1,345,230	0.5%	5.6%
Home equity lines of credit	37,246	36,956	37,239	0.8%	—%
Consumer and other loans	6,263	8,198	3,596	(23.6)%	74.2%
Deferred loan expenses, net of fees	2,610	2,281	2,160	14.4%	20.8%
Total loans, net of deferred fees and costs	2,351,057	2,287,128	2,150,228	2.8%	9.3%
Purchase discount on acquired loans	(14,059)	(15,722)	(23,050)	(10.6)%	(39.0)%
Total loans, net of unaccreted purchase discount	$2,336,998	$2,271,406	$2,127,178	2.9%	9.9%

The following table summarizes delinquent and nonperforming loans, net of deferred fees and costs, and purchase discounts as of the dates indicated:

	As of or for the Periods Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
	(Dollars in thousands)
Loans past due 30-89 days	$2,318	$1,244	$8,418
Loans past due 30-89 days, net of government guaranteed amounts	$2,318	$1,244	$4,693

Delinquent loans (past due 90+ days still accruing)	$—	$—	$—
Nonaccrual loans	11,881	11,442	14,355
Other real estate owned	6,874	6,874	—
Nonperforming assets	$18,755	$18,316	$14,355
Nonperforming assets, net of government guaranteed amounts	$11,007	$10,002	$12,495

Net loan (recoveries) charge-offs QTD	$(1,214)	$944	$—
Net loan charge-offs YTD	$3,098	$4,312	$27

Deposits
Deposits totaled $2.6 billion at September 30, 2026, an increase of $32.5 million, or 1.3%, compared to June 30, 2026. The increase in deposits during the third quarter of 2026 was driven by the establishment of a few large new-client relationships that brought in money market deposits during the quarter, as well as seasonal deposit inflows. Noninterest-bearing deposits to total deposits was 39.0% and 39.7% at September 30, 2026, and June 30, 2026, respectively.

The 10 largest deposit relationships, excluding fully collateralized government agency deposits, represent approximately 15.0% of total deposits as of September 30, 2026. The Bank generally aggregates related depositors with entities and individuals that have the same deposit account signers as one deposit relationship.

The following table summarizes the composition of the Bank’s deposits as of the dates indicated:

	As of			Change % vs.
	September 30,	June 30,	September 30,	June 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands)
Noninterest-bearing demand	$996,593	$1,002,579	$1,058,787	(0.6)%	(5.9)%
Interest-bearing demand	235,923	230,837	235,025	2.2%	0.4%
Money markets	1,023,335	984,500	810,311	3.9%	26.3%
Savings	166,787	166,673	181,282	0.1%	(8.0)%
Time certificates of deposit	132,547	138,104	150,692	(4.0)%	(12.0)%
Total deposits	$2,555,185	$2,522,693	$2,436,097	1.3%	4.9%

Deposits – personal	$776,887	$781,810	$779,312	(0.6)%	(0.3)%
Deposits – business	1,778,298	1,740,883	1,656,785	2.1%	7.3%
Total deposits	$2,555,185	$2,522,693	$2,436,097	1.3%	4.9%

Liquidity Position
The following table summarizes the Bank’s liquidity for each period reported:

	As of
	September 30,	June 30,	September 30,
	2026	2026	2025
	(Dollars in thousands)
Cash and cash equivalents	$116,929	$146,873	$143,504
Interest-earning deposits in other financial institutions	100	100	249
Unencumbered AFS securities	232,614	235,993	326,183
Total on-balance-sheet liquidity	349,643	382,966	469,936

Line of credit from the FHLB of San Francisco – collateralized	736,073	723,750	662,537
Line of credit from the FRB of San Francisco – collateralized	445,177	412,909	382,095
Lines at correspondent banks – unsecured	100,000	100,000	100,000
Total external contingency liquidity capacity	1,281,250	1,236,659	1,144,632

Less: short-term borrowings	—	—	—
Net available liquidity sources	$1,630,893	$1,619,625	$1,614,568
As of September 30, 2026, net liquidity of $1.63 billion exceeded uninsured and uncollateralized deposits of approximately $1.35 billion, with a coverage ratio of 120%.

Shareholders’ Equity
Total shareholders’ equity was $402.6 million at September 30, 2026, a $4.1 million, or 1.0%, increase compared to June 30, 2026. Tangible common equity, a non-GAAP measure, was $341.6 million at September 30, 2026, a $5.1 million, or 1.5%, increase compared to June 30, 2026. The quarter-over-quarter change in tangible common equity is largely attributed to net income of $16.7 million, activity related to stock-based compensation and the amortization of core deposit intangibles, together totaling $1.5 million, partially offset by an increase in accumulated other comprehensive loss of $10.5 million due to higher unrealized losses on AFS investment securities during the quarter, and dividends declared of

$2.6 million. Tangible book value per share, a non-GAAP measure, was $32.46 at September 30, 2026, compared to $32.01 at June 30, 2026. Please see "Non-GAAP Financial Measures" below.

ABOUT WEST COAST COMMUNITY BANCORP AND WEST COAST COMMUNITY BANK
West Coast Community Bancorp is the bank holding company for West Coast Community Bank. Founded in 2004, the Bank is a top-rated, locally operated and full-service community bank headquartered in Santa Cruz, Calif. with branches in Aptos, Capitola, King City, Monterey, Salinas, San Jose, San Luis Obispo, San Mateo, Santa Cruz, Scotts Valley and Watsonville. West Coast Community Bank is distinguished from "big banks" by its relationship-based service, problem-solving focus and direct access to decision makers. The Bank also is an SBA Preferred Lending Partner. As a full-service bank, West Coast Community Bank offers competitive deposit and lending solutions for businesses and individuals; including business loans, lines of credit, commercial real estate financing, construction lending, asset-based lending, agricultural loans, SBA and USDA government guaranteed loans, credit cards, merchant services, remote deposit capture, mobile and online banking, bill payment and treasury management. Additional information regarding the Company’s recent industry recognition, community engagement, and financial performance is included in the accompanying investor presentation and at investors.wccb.com.

Forward-Looking Statements

This release may contain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. All statements other than statements of historical fact included in this release may constitute forward-looking statements, including statements regarding the prospects of our industry or our prospects, plans, expected operating results, financial position or business strategy. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “plan,” “expect,” “look forward to,” “budget,” “scheduled,” “estimate,” “forecast,” “continue,” “intend,” “potential,” “anticipate,” “believe,” “should,” “may,” “could,” “would,” “might,” “seek,” “will,” “be taken,” “occur,” “be achieved” or the negative of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates (including but not limited to changes in depositor behavior and/or impacts on our core deposit intangible in relation thereto), inflation, government regulations and general economic conditions and competition within the business areas in which the Company and the Company’s clients are conducting their operations, including the impact of proposed or imposed tariffs or other trade restrictions, labor or supply chain issues, health of the real estate market in California, the Company’s ability to effectively execute its business plans, other factors beyond the Company’s control and those risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”), which are available on the Investor Relations page of our website at investors.wccb.com and on the SEC’s website at www.sec.gov. Therefore, we caution you not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Concurrent with this earnings release, the Company issued presentation slides providing supplemental information intended to be reviewed together with this release. Slides may be viewed online at: investors.wccb.com.

MEDIA CONTACTS
Krista Snelling, Chairman and Chief Executive Officer
Cecilia Situ, Executive Vice President and Chief Financial Officer
investorrelations@wccb.com

Consolidated Balance Sheets (Unaudited)	As of
	September 30,	June 30,	September 30,
	2026	2026	2025
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$116,929	$146,873	$143,504
Interest-earning deposits in other financial institutions	100	100	249
Investment securities available for sale, net of allowance of credit losses of $0	371,517	381,745	428,007
Investment securities held to maturity, net of allowance for credit losses of $0	6,365	6,383	6,570
Loans held for investment	2,336,998	2,271,406	2,127,178
Less: Allowance for credit losses on loans	(36,608)	(35,119)	(37,091)
Loans, net of allowance	2,300,390	2,236,287	2,090,087
Non-marketable equity investments, at cost	15,370	15,370	15,355
Premises and equipment, net	10,677	10,814	10,206
Goodwill	40,054	40,054	40,054
Core deposit intangible asset, net	20,899	21,885	24,849
Bank-owned life insurance	30,105	29,897	28,097
Accrued interest receivable and other assets	71,178	55,797	51,193
Total assets	$2,983,584	$2,945,205	$2,838,171

LIABILITIES
Deposits
Noninterest-bearing	$996,593	$1,002,579	$1,058,787
Interest-bearing	1,558,592	1,520,114	1,377,310
Total deposits	2,555,185	2,522,693	2,436,097

Subordinated debentures	—	—	11,092
Accrued interest payable and other liabilities	25,809	24,024	22,486
Total liabilities	2,580,994	2,546,717	2,469,675

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,524,552, 10,513,743, and 10,537,167 outstanding as of September 30, 2026, June 30, 2026, and September 30, 2025, respectively	200,013	199,528	203,493
Retained earnings	218,780	204,667	170,992
Accumulated other comprehensive loss, net of taxes	(16,203)	(5,707)	(5,989)
Total shareholders' equity	402,590	398,488	368,496
Total liabilities and shareholders' equity	$2,983,584	$2,945,205	$2,838,171

Consolidated Statements of Income (Unaudited)	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Interest Income
Loans, including fees	$40,568	$38,562	$38,334	$116,235	$112,288
Interest-earning deposits in other financial institutions	1,386	893	1,284	3,646	1,734
Taxable securities	3,252	2,975	2,693	9,063	7,725
Tax-exempt securities	456	463	570	1,447	1,748
Total interest income	45,662	42,893	42,881	130,391	123,495
Interest Expense
Deposits	8,552	7,764	8,018	23,906	22,437
Subordinated debentures	—	1,991	229	2,155	860
FHLB advances and other borrowings	—	—	—	—	412
Total interest expense	8,552	9,755	8,247	26,061	23,709
Net interest income before provision for credit losses	37,110	33,138	34,634	104,330	99,786
Provision for credit losses on loans	275	1,386	3,540	1,533	5,442
(Reversal of) provision for credit losses on unfunded loan commitments	(268)	128	(50)	(371)	50
Net interest income after provision for credit losses	37,103	31,624	31,144	103,168	94,294
Noninterest Income
Service charges on deposits	282	246	177	778	515
Loan servicing fees	81	101	126	289	394
ATM fee income	269	268	280	794	835
Earnings on bank-owned life insurance	208	205	185	613	547
Dividends on non-marketable equity securities	309	174	281	1,139	856
Loss on sale of securities	(34)	(65)	(2)	(2)	(281)
Gain on sale of loans	—	—	—	912	—
Loss on sale of other assets	(29)	—	—	(26)	—
Other	217	247	238	692	817
Total noninterest income	1,303	1,176	1,285	5,189	3,683
Noninterest Expense
Salaries and employee benefits	8,660	9,114	8,300	26,312	25,538
Occupancy	910	944	797	2,711	2,517
Furniture and equipment	1,063	1,108	888	3,192	2,705
Marketing, business development and shareholder-related expense	431	352	519	1,066	1,440
Data and item processing	816	438	698	1,736	2,069
Regulatory assessments, including federal deposit insurance	394	403	369	1,188	1,160
Amortization of core deposit intangibles	986	987	1,068	2,959	3,202
Professional fees	779	439	629	2,475	1,358
Acquisition-related expense	—	—	150	—	497
Other	2,215	2,083	2,073	6,519	5,950
Total noninterest expense	16,254	15,868	15,491	48,158	46,436

Income before income taxes	22,152	16,932	16,938	60,199	51,541
Income tax expense	5,412	4,771	4,877	16,311	14,884
Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Weighted Average Common Shares Outstanding
Basic	10,380,906	10,369,791	10,489,496	10,369,257	10,505,896
Diluted	10,542,098	10,507,662	10,601,694	10,513,013	10,617,773
Earnings per share
Basic	$1.61	$1.17	$1.15	$4.23	$3.49
Diluted	$1.59	$1.16	$1.14	$4.17	$3.45

Non-GAAP Financial Measures
In addition to presenting the Company’s results of operations in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, certain financial measures discussed herein are non-GAAP financial measures, examples of which include taxable equivalent net interest income, efficiency ratio, tangible common equity ratio and return on average tangible equity. Generally, a non-GAAP measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We believe that the non-GAAP financial measures used herein provide helpful additional information about our operating results, performance trends and financial condition. Non-GAAP measures should not be considered a substitute for GAAP results and may not be comparable to similar measures used by other banking companies, among other limitations. Other companies may use the same or similar names for non-GAAP measures but may calculate them differently. As a result, caution should be used when comparing the Company's non-GAAP measures with those of other companies.

Investors are encouraged to review the reconciliation of non-GAAP financial measures used herein to their most directly comparable GAAP financial measures, which are presented in the tables below.

The following tables present non-GAAP financial measures management believes provide useful information for understanding the operating results of our core business and a better comparison of financial performance. Such measures include taxable equivalent adjustments, adjustments related to the sub debt redemption in the second quarter of 2026, adjustments related to the income tax benefit from the investment in renewable energy tax credits in the third quarter of 2026, tangible common equity and the associated financial measures.

Non-GAAP Financial Measures	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Total Interest Income (taxable equivalent):
Total interest income on loans	$40,568	$38,562	$38,334	$116,235	$112,288
Add: taxable equivalent adjustment for loans	91	69	22	188	66
Total interest income on loans (taxable equivalent)	$40,659	$38,631	$38,356	$116,423	$112,354

Total interest income on investment securities	$3,708	$3,438	$3,263	$10,510	$9,473
Add: taxable equivalent adjustment for investment securities	89	92	111	292	346
Total interest income on investment securities (taxable equivalent)	$3,797	$3,530	$3,374	$10,802	$9,819

Total interest income on interest-earning cash	1,386	893	1,284	3,646	1,734
Total interest income (taxable equivalent)	$45,842	$43,054	$43,014	$130,871	$123,907

Adjusted Interest Expense:
Interest expense	$8,552	$9,755	$8,247	$26,061	$23,709
Less: accelerated accretion on sub debt redemption	—	(1,824)	—	(1,824)	(160)
Adjusted interest expense	$8,552	$7,931	$8,247	$24,237	$23,549

Net Interest Income (taxable equivalent):
Net interest income	$37,110	$33,138	$34,634	$104,330	$99,786
Add: total taxable equivalent adjustment	180	161	133	480	412
Net interest income (taxable equivalent)	$37,290	$33,299	$34,767	$104,810	$100,198

Adjusted Net Interest Income:
Net interest income	$37,110	$33,138	$34,634	$104,330	$99,786
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Adjusted net interest income	$37,110	$34,962	$34,634	$106,154	$99,946

Adjusted Net Interest Income (taxable equivalent):
Net interest income	$37,110	$33,138	$34,634	$104,330	$99,786
Add: taxable equivalent adjustment	180	161	133	480	412
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Adjusted net interest income (taxable equivalent)	$37,290	$35,123	$34,767	$106,634	$100,358

Average loans	$2,300,973	$2,233,133	$2,109,593	$2,237,480	$2,096,800
Average investment securities	$394,507	$382,863	$385,235	$388,635	$381,978
Average interest-earning assets	$2,844,497	$2,714,207	$2,610,884	$2,758,966	$2,531,698
Average deposits and borrowed funds	$2,580,596	$2,459,749	$2,388,059	$2,501,857	$2,318,172

(Continued on next page)

Non-GAAP Financial Measures (Continued)	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Yield on loans	6.99%	6.93%	7.21%	6.95%	7.16%
Yield on loans (taxable equivalent)	7.01%	6.94%	7.21%	6.96%	7.16%

Yield on investments	3.73%	3.60%	3.36%	3.62%	3.32%
Yield on investments (taxable equivalent)	3.82%	3.70%	3.47%	3.72%	3.44%

Yield on interest-earning assets	6.37%	6.34%	6.52%	6.32%	6.52%
Yield on interest-earning assets (taxable equivalent)	6.39%	6.36%	6.54%	6.34%	6.54%

Net interest margin	5.18%	4.90%	5.26%	5.06%	5.27%
Net interest margin (taxable equivalent)	5.20%	4.92%	5.28%	5.08%	5.29%
Adjusted Net interest margin (taxable equivalent)	5.20%	5.19%	5.28%	5.17%	5.30%

Cost of funds	1.31%	1.59%	1.37%	1.39%	1.37%
Adjusted cost of funds	1.31%	1.29%	1.37%	1.30%	1.36%

Adjusted Efficiency Ratio:
Noninterest expense	$16,254	$15,868	$15,491	$48,158	$46,436
Noninterest income	$1,303	$1,176	$1,285	$5,189	$3,683

Net interest income	$37,110	$33,138	$34,634	$104,330	$99,786
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Adjusted net interest income	$37,110	$34,962	$34,634	$106,154	$99,946

Efficiency ratio	42.31%	46.24%	43.13%	43.97%	44.88%
Adjusted efficiency ratio	42.31%	43.91%	43.13%	43.25%	44.81%

Adjusted Net Income and EPS:
Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Less: tax adjustment for accelerated accretion on sub debt redemption (1)	—	(539)	—	(539)	(47)
Less: renewable energy investment tax credit benefit	(920)	—	—	(920)	—
Adjusted net income	$15,820	$13,446	$12,061	$44,253	$36,770

Basic weighted average common shares outstanding	10,380,906	10,369,791	10,489,496	10,369,257	10,505,896
Diluted weighted average common shares outstanding	10,542,098	10,507,662	10,601,694	10,513,013	10,617,773

Basic EPS	$1.61	$1.17	$1.15	$4.23	$3.49
Diluted EPS	$1.59	$1.16	$1.14	$4.17	$3.45
Adjusted basic EPS	$1.52	$1.29	$1.15	$4.27	$3.50
Adjusted diluted EPS	$1.50	$1.28	$1.14	$4.21	$3.46
(Continued on next page)

Non-GAAP Financial Measures (Continued)	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Return on Average Tangible Equity:
Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Add: amortization of intangible assets	986	987	1,068	2,959	3,202
Less: tax adjustment (1)	(291)	(292)	(316)	(875)	(947)
Net income, adjusted for amortization of intangibles	$17,435	$12,856	$12,813	$45,972	$38,912

Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Less: tax adjustment for accelerated accretion on sub debt redemption (1)	—	(539)	—	(539)	(47)
Less: renewable energy investment tax credit benefit	(920)	—	—	(920)	—
Net income, adjusted for accelerated accretion on sub debt redemption and renewable energy tax credit investment benefit	$15,820	$13,446	$12,061	$44,253	$36,770

Net income, adjusted for amortization of intangibles	$17,435	$12,856	$12,813	$45,972	$38,912
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Less: tax adjustment for accelerated accretion on sub debt redemption(1)	—	(539)	—	(539)	(47)
Less: renewable energy investment tax credit benefit	(920)	—	—	(920)	—
Net income, adjusted for amortization of intangibles, accelerated accretion on sub debt redemption, and renewable energy investment tax credit benefit	$16,515	$14,141	$12,813	$46,337	$39,025

Average equity	$404,098	$395,954	$363,685	$395,289	$352,907
Less: average intangible assets	(61,585)	(62,579)	(65,592)	(62,568)	(66,651)
Average tangible equity	$342,513	$333,375	$298,093	$332,721	$286,256

Return on average equity	16.44%	12.32%	13.16%	14.84%	13.89%
Return on average equity, adjusted for accelerated accretion on sub debt redemption and renewable energy investment tax credit benefit	15.53%	13.62%	13.16%	14.97%	13.93%
Return on average tangible equity	20.20%	15.47%	17.05%	18.47%	18.17%
Return on average tangible equity, adjusted for accelerated accretion on sub debt redemption and renewable energy investment tax credit benefit	19.13%	17.01%	17.05%	18.62%	18.23%

Adjusted Return on Average Assets:
Net income	$16,740	$12,161	$12,061	$43,888	$36,657
Add: accelerated accretion on sub debt redemption	—	1,824	—	1,824	160
Less: tax adjustment for accelerated accretion on sub debt redemption (1)	—	(539)	—	(539)	(47)
Less: renewable energy investment tax credit benefit	(920)	—	—	(920)	—
Net income, adjusted for accelerated accretion on sub debt redemption and renewable energy investment tax credit benefit	$15,820	$13,446	$12,061	$44,253	$36,770

Average assets	$3,011,804	$2,879,579	$2,772,657	$2,921,726	$2,693,855
Return on average assets	2.21%	1.69%	1.73%	2.01%	1.82%
Adjusted return on average assets	2.08%	1.87%	1.73%	2.03%	1.82%

(1) Adjusted by combined statutory federal income tax rate of 21 percent and statutory state income tax rate of 10.84 percent.
(Continued on next page)

Non-GAAP Financial Measures (Continued)	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
	(Dollars in thousands, except per share data)
Tangible Common Equity:
Total shareholders' equity	$402,590	$398,488	$368,496
Less: goodwill and other intangibles	(60,953)	(61,939)	(64,903)
Tangible common equity	$341,637	$336,549	$303,593

Add: accelerated accretion on sub debt redemption	—	1,824	—
Less: tax adjustment (1)	—	(539)	—
Adjusted tangible common equity (2)	$341,637	$337,834	$303,593

Tangible book value per share	$32.46	$32.01	$28.81
Adjusted tangible book value per share (2)	$32.46	$32.13	$28.81

Tangible Assets:
Total assets	$2,983,584	$2,945,205	$2,838,171
Less: goodwill and other intangibles	(60,953)	(61,939)	(64,903)
Tangible assets	$2,922,631	$2,883,266	$2,773,268

Total shareholders' equity to total assets	13.49%	13.53%	12.98%
Tangible common equity ratio	11.69%	11.67%	10.95%

(1) Adjusted by combined statutory federal income tax rate of 21 percent and statutory state income tax rate of 10.84 percent.
(2) Adjusted tangible common equity and adjusted tangible book value per share are presented to illustrate the effect of excluding the after-tax accelerated accretion associated with the completed subordinated-debt redemption. These measures do not represent Bancorp’s actual period-end equity or book value.